SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT OF EMPLOYMENT AGREEMENT (the “Second Amendment”) made as of the 5th day of January, 2005 by and between ACURA PHARMACEUTICALS, INC. (formerly, Halsey Drug Co., Inc.), a New York corporation (the "Corporation"), with principal executive offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and PETER A. CLEMENS residing at 20860 Valley Road, Kideer, Illinois 60047 (the "Employee").

R E C I T A L S

A.	The Corporation and the Employee executed an employment agreement on March 10, 1998.

B.	The said employment agreement was amended by the First Amendment to Employment Agreement, dated June 28, 2000 (as amended, the “Agreement”).

C.	The Employee’s current annual base salary is equal to $180,000 (the “Base Salary”).

D.	Paragraph 5(f) of the Agreement provides that in addition to the Base Salary the Employee shall be entitled to a company car and reimbursement of certain automobile expenses, including, gasoline, insurance and maintenance (collectively, the “Car Expenses”);

E.	The Corporation and the Employee now desire to further amend the Agreement to provide for the termination of the Car Expenses provision contained in the Agreement in consideration for a one-time payment to the Employee of $9,000.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.    Paragraph 5(f) of the Agreement (Automobile) is hereby deleted in its entirety.

2.    Within ten (10) days of the date of execution of this Second Amendment by the Corporation and the Employee, the Corporation shall remit to the Employee a one-time payment of $9,000, less such deductions or amounts to be withheld as required by applicable law and regulations.

3.    Employee hereby (i) acknowledges and agrees that, as of the date of the Second Amendment, the Corporation has fully and completely satisfied its obligations to the Employee pursuant to Section 5(f) of the Agreement and (ii) forever releases the Corporation from any and all liabilities or claims for damages, whether at law or in equity, arising under Section 5(f) of the Agreement prior to the date of the Second Amendment.

4.    Except as amended herein, the Agreement remains in full force and effect. Defined terms herein shall have the same meaning as in the Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

5.    This Amendment may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

ATTEST:
ACURA PHARMACEUTICALS, INC.

___________________	By:	/s/ Andrew D. Reddick
Andrew D. Reddick, President

WITNESS:
EMPLOYEE

___________________	By:	/s/ Peter Clemens
Peter Clemens